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                                                      Exhibit (c)(5)(ii)

                                 [GNC Letterhead]

                                                      James M. Sander
                                                      Vice President -- Law
                                                      Chief Legal Officer and
                                                        Secretary

                                                 May 26, 1999



Julitte van der Ven
General Counsel
Royal Numico, N.V.
P.O. Box 1
2700 M A Zoetermeer
The Netherlands

Dear Ms. van der Ven:

     You have requested information with respect to General Nutrition Companies, Inc. (the "Company") in connection with your consideration of a possible transaction with the Company (a "Transaction"). As a condition to our furnishing such information to you, we are requiring that you agree, and by entering into this letter agreement (this "Agreement") you hereby do agree, (i) to treat confidentially, and to not disclose to any person (other than disclosures expressly permitted by the terms hereof or to which the Company shall have consented in writing), such information and any other non-public information that is furnished by or on behalf of the Company, its agents or its representatives (including attorneys and financial advisors) to you or your directors, officers, employees, members, agents, advisors, affiliates or representatives (including inter alia, financing sources) or those of your agents or advisors (all the foregoing collectively referred to as "Representatives"), whether furnished before or after the date of this Agreement, and all notes, analyses, compilations, studies or other documents or material, whether prepared by you or others, which contain or otherwise reflect such information (collectively, the "Evaluation Material"), and (ii) to not use any of the Evaluation Material for any purpose other than evaluating a possible Transaction.

     The term "Evaluation Material" does not include information that (a) becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (b) was available to you or your Representatives on a non-confidential basis prior to its disclosure to you by the Company, its Representatives or its agents, or (c) becomes known by you or your Representatives on a non-confidential basis from a source other than the Company, its Representatives or its agents, provided that such source is not, to your knowledge after reasonable inquiry, bound by a confidentiality agreement with the Company, its representatives or its agents and is not, to your knowledge after reasonable inquiry, otherwise prohibited from transmitting the information to you or your Representatives by a contractual, legal or fiduciary obligation.

     It is understood that you may disclose any of the Evaluation Material to those of your Representatives who require such material for the purpose of evaluating a possible Transaction

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Julitte van der Ven
May 26, 1999
Page 2


(provided that such Representatives shall be informed by you of the confidential nature of the Evaluation Material). You agree that the Evaluation Material will be kept confidential by your Representatives and that your Representatives will not disclose to any person (other than disclosures expressly permitted by the terms hereof or to which the Company shall have consented in writing) any of the Evaluation Material. You further agree that your Representatives will not use any of the Evaluation Material for any purpose other than evaluating a possible Transaction on your behalf.

     Without the prior written consent of the Company, you will not, and you will cause your Representatives to not disclose (other than disclosures expressly permitted by the terms hereof or to which the Company shall have consented in writing) to any person (a) the fact that the Evaluation Material has been made available to you or any of your Representatives or that you or any of your Representatives have inspected any portion of the Evaluation Material, (b) the fact that any discussions or negotiations are taking place concerning a possible Transaction, or (c) any of the terms, conditions or other facts with respect to any possible Transaction, including the status thereof. The term "person" as used in this Agreement shall be broadly interpreted to include without limitation any corporation, company, partnership, bank, organization, or individual.

     In the event that you or any of your Representatives are requested or required by a governmental authority or in connection with a legal proceeding or pursuant to legal process to disclose any of the Evaluation Material or any other matter referred to in the immediately preceding paragraph, it is agreed that you or such Representative, as the case may be, will provide the Company with prompt notice of each such request or requirement so that the Company may seek promptly an appropriate protective order or other appropriate remedy and/or waive your or such Representative's compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained promptly, you or such Representative may furnish that portion (and only that portion) of the Evaluation Material or other information with respect to such manner which, in the opinion of your counsel, you are legally compelled to disclose and will exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material or other information so furnished.

     In addition, you hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been or will be advised) that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     In consideration of the Evaluation Material being furnished to you, you hereby further agree that, without the prior written consent of the Board of Directors of the Company, for a period of eighteen months from the date hereof, neither you nor any of your affiliates (as such term is defined


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Julitte van der Ven
May 26, 1999
Page 3


in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) acting alone or as part of a group, will acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise any voting securities (or direct or indirect rights or options to acquire any voting securities) of the Company, or otherwise seek to influence or control, in any manner whatsoever, the management or policies of the Company.

     You agree that, prior to the first anniversary of the date of this Agreement, neither you nor any of your affiliates will solicit for employment any of the officers or employees (other than non-supervisory employees) of the Company or any of its subsidiaries, with whom you have had contact during the course of your consideration of a Transaction, without first obtaining the written consent of the Company.

     You will promptly upon the written request of the Company deliver to the Company all documents or other matter furnished to you or your Representatives by or on behalf of the Company, its agents or its Representatives constituting or containing Evaluation Material, together with all copies thereof in the possession of you or your Representatives. In the event of such request, you will promptly destroy all other documents or other matter constituting or containing Evaluation Material in the possession of you or your Representatives, with any such destruction promptly confirmed by you in writing to the Company.

     Although you understand that the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you further understand that neither the Company nor its agents or representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its officers, directors, agents or representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material by you or such Representatives. Only those representations and warranties that may be made by you or your affiliates in a definitive written agreement regarding a Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and you agree that if you determine to engage in a Transaction such determination will be based solely on the terms of such written agreement and on your own investigation, analysis and assessment of the common stock to be acquired. Moreover, unless and until such a definitive written agreement is entered into, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Transaction except for the matters specifically agreed to in this Agreement.

     The terms of this Agreement may be amended, modified or waived only by a separate writing signed by the Company and you expressly so amending, modifying or waiving such terms. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof


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Julitte van der Ven
May 26, 1999
Page 4


preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any provision of this Agreement, which shall remain in full force and effect. You agree and consent to personal jurisdiction and service and venue in any federal or state court within the State of Delaware having subject matter jurisdiction, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement. This Agreement shall be governed and construed in accordance with the laws of Delaware applicable to contracts made and to be fully performed in such State.

     If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our agreement with respect to the subject matter hereof.

                                            Very truly yours,

                                            GENERAL NUTRITION COMPANIES, INC.


                                            By:  /s/ James M. Sander
                                                 -------------------
                                                 Name:  James M. Sander
                                                 Title: Vice President - Law
                                                        Chief Legal Officer

Confirmed and agreed to as of
the date first above written:

ROYAL NUMICO, N.V.


By:     /s/ Julitte H.C. van der Ven
        ----------------------------
Name:   Julitte H.C. van der Ven
        ----------------------------
Title:  General Counsel
        ----------------------------